NATCO GROUP INC.

2006 LONG-TERM INCENTIVE COMPENSATION PLAN

Performance Unit Award Agreement

Grantee:

Date of Grant: June 6, 2007

PU Grant No.: 2007 - PU___

1. Notice of Grant. You are hereby granted the following Performance Unit Award under the NATCO Group Inc. 2006 Long-Term Incentive Compensation Plan (the "Plan"), subject to the terms and conditions of the Plan and this Agreement. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

2. Number of Performance Units. The number of performance units ("Performance Units") granted to you under this Performance Unit Award is . Each Performance Unit shall have a target value of $1.00. The actual value, if any, of a Performance Unit at the end of the Performance Period specified in Attachment A will be determined based on the level of achievement during the Performance Period of the performance measures set forth in Attachment A hereto, which is made a part of this Agreement for all purposes.

3. Events Occurring Prior to the End of the Performance Period.

    Death or Disability. If, prior to the end of the Performance Period, you incur a termination of service as a result of your death or disability (as determined by the committee responsible for administering the plan), the Performance Units will become 100% vested as of the date of such termination and shall be paid at target.

    Other Terminations. If your employment with the Company or any of its subsidiaries is terminated prior to the end of the Performance Period for any reason other than provided in 3(a), all unvested Performance Units held by you shall be forfeited immediately without payment upon such termination.

    Change of Control. Notwithstanding any other provision of this Agreement, the Performance Units shall become fully vested upon the occurrence of a Corporate Change during the Performance Period and shall be paid at target.

4. Payment of Vested Units. Except as indicated below, payouts will be made as soon as administratively practicable after the end of the Performance Period, but in no event later than March 15, 2010. In the event of death or disability as specified above, payment will be made no later than March 15 of the year following the year in which the event occurs. In the event of a Corporate Change, payment will be made on the effective date of the Corporate Change. Notwithstanding the foregoing, however, (a) payment may not be made prior to the first day such payment would not be subject to the additional tax imposed by Section 409A of the Code, (b) in no event may the amount paid to you by the Company in any year with respect to Performance Units earned hereunder exceed $5,000,000 if you are a "covered employee" for purposes of Section 162 (m) of the Code and (c) you shall not be entitled to receive payment until you have completed one year of service with the Company or its Affiliates from the date of grant of this Award, unless such requirement is waived by the Committee in the case of death, disability, retirement, involuntary separation without cause or a Corporate Change.

5. Nontransferability of Award. This Performance Unit Award may not be transferred in any manner other than by will or by the laws of descent or distribution. The terms of the Plan and this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

6. Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Award granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

8. Withholding of Tax. To the extent that the grant or vesting of a Performance Unit results in compensation income or wages by you with respect to which the Company has a withholding obligation pursuant to applicable federal, state or local tax purposes, unless other arrangements have been made by you that are acceptable to the Company, you may elect to have the Company withhold, or shall deliver to the Company, such amount of money as the Company may require to meet its minimum withholding obligations under such applicable tax laws or regulations. No payment shall be made under this Agreement until you have paid or made arrangements approved by the Company to satisfy all applicable minimum tax withholding requirements of the Company.

9. Amendment. Except as provided below, this Agreement may not be adversely modified in any respect by any verbal statement, representation or agreement or by any employee, officer or representative of the Company or by any written agreement, unless signed by you and by an officer of the Company (or member of the Committee) who is expressly authorized by the Company to execute such document. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of Section 409A of the Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder.

10. General. You agree that this Performance Unit Award is granted under and governed by the terms and conditions of the Plan and this Agreement. In the event of any conflict, the terms of the Plan shall control. Unless otherwise defined in this Agreement, the terms defined in the Plan shall have the same defined meanings in this Agreement.

11. Administration of the Plan. As provided in the Plan, the administration of the Plan (including this Performance Unit Award Agreement) is the responsibility of the Governance, Nominating & Compensation Committee of the Board of Directors of the Company or any successor committee as specified under the Plan (the "Committee").

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer or Committee member thereunto duly authorized, effective as of the day and year first above written.

NATCO GROUP INC.

By:

Name:

Title:

Grantee

[Name]

The provisions of this Attachment A shall determine the extent, if any, that the awarded Performance Units become "earned" and payable.

1. Performance Period. The Performance Period shall be the period beginning January 1, 2007 and ending December 31, 2009. In the event of a Corporate Change, the Performance Period shall be the period beginning on January 1, 2007 and ending on the date of the Corporate Change.

2. Performance Measure/Payout Percentage. The performance measure to be met is a three-year cumulative earnings per share, as adjusted, to be achieved as of the end of the Performance Period in an amount and to vest as indicated below. The Payout Percentage following achievement of the Threshold Performance Level shall be pro-rated using a straight-line interpolation for performance between for performance between the threshold and target performance levels and the target and maximum performance levels. The maximum amount of compensation that may be paid under all performance awards paid in cash to any one individual may not exceed $5 million.

Performance Level	Perfomance Measure	Payout Percentage (Percent Vested)
Below Threshold	< $___ cumulative EPS	0%
Threshold	$___ cumulative EPS	50%
Target	$___ cumulative EPS	100%
Maximum	$___ cumulative EPS	150%

3. Adjustments. For purposes of this Agreement, earnings per share shall be adjusted to eliminate the effects of mergers, acquisitions, divestitures and other extraordinary non-recurring events occurring during the Performance Period; provided, however, that any such event which is valued at $1,000,000 or less shall not result in any adjustment under this provision. In this regard, if a merger or acquisition occurs during the Performance Period, for purposes of this award, the results of operations from any entities or business units merged with or otherwise acquired by the Company or its affiliates shall be eliminated from all earnings per share calculations relating to all quarters during the Performance Period from and after the time of such merger or acquisition. If the Company or any of its affiliates divests of a business unit, subsidiary or other affiliate or in excess of 60% of any their assets, the results of operations from such business unit, subsidiary, other affiliate or business conducted in connection with such assets, as applicable, shall be eliminated from all earnings per share calculations relating to all quarters during the Performance Period from and after the time of such divestiture. Such adjustments, if any, shall be made in accordance with US generally accepted accounting principles and determined by the Committee administering the Plan.